Exhibit 99.1

Contact: Janet Kirkley,

704-532-3318

—For Immediate Release—

Speedway Motorsports Reports Results for the Three and Six Months

Ended June 30, 2010 and Reaffirms Full Year 2010 Guidance

CONCORD, NC (August 4, 2010) – Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported second quarter 2010 total revenues of $177.6 million and income from continuing operations of $24.1 million or $0.57 per diluted share. Six month 2010 total revenues were $296.1 million and income from continuing operations was $34.3 million or $0.81 per diluted share. Also, SMI reaffirmed its full year 2010 earnings guidance of $1.00 to $1.40 per diluted share from continuing operations as further discussed below.

Second quarter and year-to-date 2010 results were affected by, among other factors, the following:

•	ongoing effects of challenging recessionary conditions;

•	higher interest expense from senior indebtedness issued in May 2009;

•	rescheduling of Texas Motor Speedway’s NASCAR Sprint Cup and Nationwide Series racing events due to poor weather; and

•	a new NHRA Nationals racing event held at Charlotte Motor Speedway in the first quarter 2010.

The Company’s admissions, and many event related and other revenue categories, continue to be negatively impacted by declines in consumer and corporate spending due to the weak economic conditions. Also, management believes the poor weather that postponed and shortened the NASCAR Sprint Cup Series racing event at Charlotte Motor Speedway in last year’s second quarter negatively impacted attendance and other event related revenues for comparable events in the current quarter. Management has reduced many ticket prices to help foster fan support and mitigate any near-term demand weakness. Lower average ticket prices constitute approximately 44% of the total admissions revenue decline for NASCAR-sanctioned racing events held in the six months 2010 as compared to last year.

The operating results for the three and six months ended June 30, 2009 reflect a sizable impairment charge pertaining to Motorsports Authentics, the Company’s merchandising joint venture with International Speedway Corporation (ISC) as further discussed below.

Second Quarter Comparison:

•	total revenues were $177.6 million in 2010 compared to $191.9 million in 2009;

•	equity investee results had no impact on the Company’s results in 2010 and after tax equity investee losses were $57.2 million or $1.34 per diluted share in 2009;

•	income from continuing operations was $24.1 million or $0.57 per diluted share in 2010 compared to a loss from continuing operations of $22.1 million or $0.52 per diluted share in 2009;

•	after tax losses from discontinued operations were $1.0 million or $0.02 per diluted share in 2010 compared to $1.3 million or $0.03 per diluted share in 2009; and

•	net income was $23.0 million or $0.55 per diluted share in 2010 compared to a net loss of $23.4 million or $0.55 per diluted share in 2009.

Year-to-Date Comparison:

•	total revenues were $296.1 million in 2010 compared to $325.4 million in 2009;

•	equity investee results had no impact on the Company’s results in 2010 and after tax equity investee losses were $58.8 million or $1.37 per diluted share in 2009;

•	income from continuing operations was $34.3 million or $0.81 per diluted share in 2010 compared to a loss from continuing operations of $724,000 or $0.02 per diluted share in 2009;

•	after tax losses from discontinued operations were $2.3 million or $0.05 per diluted share in 2010 compared to $2.3 million or $0.05 per diluted share in 2009; and

•	net income was $32.0 million or $0.76 per diluted share in 2010 compared to a net loss of $3.1 million or $0.07 per diluted share in 2009.

Significant 2010 Second Quarter Racing Events

•	Bristol Motor Speedway – NHRA Thunder Valley Nationals racing event

•	Charlotte Motor Speedway – NASCAR Sprint All-Star Race, Coca-Cola 600 Sprint Cup, TECH-NET Auto Service 300 Nationwide and North Carolina Education Lottery 200 Camping World Truck Series racing events

•	Infineon Raceway – NASCAR Toyota/Save Mart 350 Sprint Cup Series racing event

•	Kentucky Speedway – NASCAR Meijer 300 Presented by Ritz Nationwide Series racing event

•	Las Vegas Motor Speedway – SummitRacing.com NHRA Nationals racing event

•	New Hampshire Motor Speedway – NASCAR LENOX Industrial Tools 301 Sprint Cup and New England 200 Nationwide Series racing events

•	Texas Motor Speedway – NASCAR Samsung Mobile 500 Sprint Cup, O’Reilly Auto Parts 300 Nationwide and WinStar World Casino 400 Camping World Truck, and IndyCar Firestone 550K, Series racing events

Non-GAAP Financial Information and Reconciliation

Income from continuing operations, and diluted earnings per share from continuing operations, before equity investee losses as set forth below, are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to income (loss) from continuing operations and diluted earnings (loss) per share from continuing operations. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s results of continuing operations separate from discontinued operations and equity investees, neither of which are expected to materially impact the Company’s future operations. Management uses the non-GAAP information to assess the Company’s continuing operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income (loss), diluted earnings (loss) per share, or income (loss) and diluted earnings (loss) per share from continuing operations, determined in accordance with GAAP.

	Three Months Ended June 30:		Six Months Ended June 30:
	2010	2009	2010	2009
	(in thousands, except per share amounts)
Consolidated net income (loss) using GAAP	$23,020	$(23,413)	$31,998	$(3,064)
Loss from discontinued operation	1,034	1,293	2,311	2,340

Consolidated income (loss) from continuing operations	24,054	(22,120)	34,309	(724)
Equity investee losses	—	57,185	—	58,797

Non-GAAP consolidated income from continuing operations excluding equity investee losses	$24,054	$35,065	$34,309	$58,073

Consolidated diluted earnings (loss) per share using GAAP	$0.55	$(0.55)	$0.76	$(0.07)
Loss from discontinued operation	0.02	0.03	0.05	0.05

Consolidated diluted earnings (loss) per share from continuing operations	0.57	(0.52)	0.81	(0.02)
Equity investee losses	—	1.34	—	1.37

Non-GAAP diluted earnings per share from continuing operations excluding equity investee losses	$0.57	$0.82	$0.81	$1.35

Motorsports Authentics

The Company’s second quarter and six month 2009 operating results and diluted earnings per share were significantly impacted by losses attributable to Motorsports Authentics (MA), including an impairment charge of approximately $55.6 million (with no net tax benefits). MA’s 2010 and 2009 interim results were negatively impacted by reduced discretionary spending from ongoing recessionary conditions, decreased attendance at motorsports racing events and increased competition for products sold under non-exclusive MA licenses. Under equity method accounting, the Company is no longer recording its 50% share of MA operating losses, if any, unless and until this carrying value is increased from additional investments in MA or to the extent of future MA operating profits, if any. Recognition of potential losses under contingent guarantees could be required if Company funding became probable and estimable.

Despite efforts to restructure its business, MA was unable to renegotiate its license agreements with essentially all significant licensors of NASCAR merchandising on terms that would allow MA reasonable future opportunities to operate profitably. In July 2010, the NASCAR Teams Licensing Trust (NASCAR Trust) was formed, including a Board of Directors comprised of NASCAR and participating NASCAR Teams representatives. This NASCAR Trust substantially restructures the NASCAR souvenir merchandising and licensing business. Concurrent with this formation, MA was released from contracted current and future unearned guaranteed minimum royalties payable and earned future royalties payable to all NASCAR team licensors, except for one significant licensor. At this time, MA’s future operations will consist principally of trackside event souvenir merchandising as now licensed under the NASCAR Trust.

2010 Earnings Guidance Reaffirmed

The Company reiterated that second quarter 2010 results are consistent with its previous full year 2010 earnings guidance of $1.00-$1.40 per diluted share from continuing operations, assuming current industry trends continue, and excluding Motorsports Authentics joint venture results, capital expenditures exceeding current plans, further impact of uncertain and unprecedented credit and economic conditions, poor weather surrounding our events or other unforeseen factors. The wide range of earnings guidance reflects ongoing weak economic conditions and uncertainty regarding economic recovery.

Stock Repurchase Program and Dividends

During the six months ended June 30, 2010, the Company repurchased 360,000 shares of common stock for approximately $5.7 million under its previously announced stock repurchase program. As of June 30, 2010, the Company has repurchased 3,005,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase under the program, as currently authorized, is 995,000.

During the six months ended June 30, 2010, the Company declared and paid cash dividends of $0.10 per share of common stock each quarter for a combined aggregate of approximately $8.4 million. On July 27, 2010, the Company’s Board of Directors declared a quarterly cash dividend of $0.10 per share of common stock, aggregating approximately $4.2 million, payable on September 17, 2010 to shareholders of record as of August 23, 2010. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

Comments

“While within our expectations, SMI’s second quarter results reflect that difficult economic conditions continue. On a brighter note, we believe that revived marketing interest of prospective, as well as our current, corporate partners has begun and our core fans are showing renewed excitement about racing,” stated Marcus G. Smith, Chief Operating Officer and President of Speedway Motorsports. “We are glad to see that the improvements NASCAR has made to our sport are improving on-track racing competition and leading to increased excitement from our loyal fan base. A proud example is the large number of loyal, unrivaled fans who came back on Monday following the rescheduling of NASCAR Sprint Cup and Nationwide Series racing events at our Texas Motor Speedway due to poor weather.

“Our multi-year NASCAR broadcasting, sponsorship and other marketing arrangements continue to provide SMI with substantial long-term contracted revenue and cash flow streams. This has helped us repay a substantial amount of debt so far in 2010. With respect to Motorsports Authentics, the actions taken in 2009, along with formation of the NASCAR Teams Licensing Trust, substantially reduces our exposure to further loss, and hopefully will allow for returning to profitable merchandising operations. We believe SMI’s core business and longer-term outlook is strong, and more optimistic than presently recognized by the marketplace.”

“We are increasingly confident about successfully realigning a NASCAR Sprint Cup Series racing event to our Kentucky Speedway, and believe that event will be held beginning in 2011. Assuming realignment, we plan to make significant capital improvements to expand the facilities into a top-tier motorsports venue,” stated O. Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports. “We believe that premium market represents a tremendous long-term growth opportunity, and will undoubtedly join SMI’s successful history of investing in first-class facilities. SMI’s premium markets and venues, which have favorably positioned us relative to other destination-based entertainment, provide broadcasters and advertisers with outstanding promotional opportunities for growth, and for SMI’s return to long-term growth and increased shareholder value, when economic conditions improve.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Infineon Raceway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally owns

Motorsports Authentics, a joint venture formed with International Speedway Corporation to produce, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, geopolitical conditions, weather, the success of NASCAR and others as sanctioning bodies, the success of our Motorsports Authentics merchandising joint venture, capital projects and expansion, financing needs, and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 888-735-0476 (toll-free) or 706-758-1524 (toll). The reference number is 90976982. A webcast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com under “Event Calendar”. To listen to a playback of the call, you may dial 800-642-1687 or 706-645-9291 beginning at 12:00 PM (ET) August 4th through 11:59 PM (ET) August 18th. The reference number is 90976982. Participating in the call will be Marcus G. Smith, Chief Operating Officer and President, and William R. Brooks, Vice Chairman and Chief Financial Officer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three and Six Months Ended June 30, 2010 and 2009

(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
INCOME STATEMENT DATA	6/30/2010	6/30/2009	6/30/2010	6/30/2009
Revenues:
Admissions	$41,115	$47,084	$78,241	$93,875
Event related revenue	54,941	63,835	88,962	102,890
NASCAR broadcasting revenue	73,362	71,358	112,528	109,446
Other operating revenue	8,224	9,595	16,366	19,229

Total Revenues	177,642	191,872	296,097	325,440

Expenses and Other:
Direct expense of events	33,167	35,827	53,439	56,594
NASCAR purse and sanction fees	47,593	48,803	73,249	74,969
Other direct operating expense	6,516	7,408	12,657	14,913
General and administrative	23,664	22,854	45,491	43,407
Depreciation and amortization	13,689	13,277	27,336	26,490
Interest expense, net	13,027	9,851	26,575	17,622
Equity investee losses	—	57,185	—	58,797
Other (income) expense, net	(507)	264	(387)	86

Total Expenses and Other	137,149	195,469	238,360	292,878

Income (Loss) from Continuing Operations Before Income Taxes	40,493	(3,597)	57,737	32,562
Income Tax Provision	(16,439)	(18,523)	(23,428)	(33,286)

Income (Loss) from Continuing Operations	24,054	(22,120)	34,309	(724)
Loss from Discontinued Operation, Net of Taxes	(1,034)	(1,293)	(2,311)	(2,340)

Net Income (Loss)	$23,020	($23,413)	$31,998	($3,064)

Basic Earnings (Loss) Per Share:
Continuing Operations	$0.57	($0.52)	$0.81	($0.02)
Discontinued Operation	(0.02)	(0.03)	(0.05)	(0.05)

Net Income (Loss)	$0.55	($0.55)	$0.76	($0.07)

Weighted average shares outstanding	42,026	42,738	42,106	42,862

Diluted Earnings (Loss) Per Share:
Continuing Operations	$0.57	($0.52)	$0.81	($0.02)
Discontinued Operation	(0.02)	(0.03)	(0.05)	(0.05)

Net Income (Loss)	$0.55	($0.55)	$0.76	($0.07)

Weighted average shares outstanding	42,026	42,738	42,107	42,862
Major NASCAR-sanctioned Events Held During Period	9	9	14	14

Certain Race Schedule Changes:

•	One NASCAR Sprint Cup and one Nationwide Series racing event at Texas Motor Speedway was postponed and rescheduled due to poor weather in the second quarter 2010.

•	Charlotte Motor Speedway held a new NHRA Nationals racing event in the first quarter 2010.

•

One NASCAR Sprint Cup Series race at Charlotte Motor Speedway was postponed and shortened, and pole position qualifying for a NASCAR Sprint Cup race at New Hampshire Motor Speedway was cancelled, due to poor weather in the second quarter 2009.

BALANCE SHEET DATA	6/30/2010	12/31/2009
Cash, cash equivalents and short-term investments	$117,576	$98,626
Total current assets	197,041	170,139
Property and equipment, net	1,163,791	1,179,055
Goodwill and other intangible assets, net	575,991	575,996
Total assets	1,977,166	1,969,021

Deferred race event income, net	74,648	78,566
Net liabilities of discontinued operation	—	913
Total current liabilities	122,265	116,950
Revolving credit facility borrowings	40,000	70,000
Total long-term debt	642,379	672,362
Total liabilities	1,110,151	1,120,808
Total stockholders’ equity	867,015	848,213